            Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Holley Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Holley Inc. on Form S-1 (File No. 333-258075), Forms S-3 (File No. 333-276324 and File No. 333-266779) and Forms S-8 (File No. 333-272436 and File No. 333-259744).

/s/ Grant Thornton LLP

Cincinnati, Ohio
March 16, 2026